                              FOR IMMEDIATE RELEASE
                              ---------------------
                                JANUARY 18, 1999


Contact: John M. Flanagan, Jr.,
 Sr. Vice President and
 Chief Financial Officer
Four Landmark Square, Suite 302
Stamford, CT 06901
Telephone: (203) 323-1100
Facsimile: (203) 325-3110


                        SCOTT CABLE COMMUNICATIONS, INC.
                        --------------------------------

On January 14, 1999, the U.S. Bankruptcy Court in Bridgeport, Connecticut approved the sale by Scott Cable Communications, Inc. (the "Company") of substantially all of its assets to InterLink Communications Company, LLLC ("InterLink") of Denver, Colorado pursuant to Section 363 of the Bankruptcy Code for a sale price of $165,000,000, subject to closing adjustments.

The Company expects to consummate the sale of its assets to InterLink on or about February 1, 1999. Because that sale is being effected pursuant to
Section 363 of the Bankruptcy Code and outside of the Company's Prepackaged Liquidating Chapter 11 Plan (the "Plan"), confirmation of which Plan was denied by the Bankruptcy Court on December 11, 1998 following objections thereto by the Internal Revenue Service (the "IRS"), the Bankruptcy Court's order provides that the sale proceeds shall not be distributed to creditors except pursuant to further Court orders. The Company intends to file promptly for Court authorization to permit the payment in full of the Company's indebtedness to Finova Capital Corporation, the Company's senior secured lender, and the payment in full of the Company's secured creditors holding the Company's 15% senior subordinated pay-in-kind notes due March 18, 2002.

The IRS has commenced an action in the Bankruptcy Court challenging the liens and claims of the holders of the Company's 16% junior subordinated pay-in-kind notes due July 18, 2002 (the "16% Notes"). The amount, if any, ultimately to be distributed to the holders of the 16% Notes will depend upon the outcome of that action. Pending the resolution of that action, it is anticipated that no distributions will be made to the holders of the 16% Notes.